Exhibit 99.1

The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation

Combined Financial Statements

As of December 31, 2025, and December 31, 2024 and

for the twelve months ended December 31, 2025 and December 31, 2024

The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation

Report of Independent Auditors

To the Management of Marathon Petroleum Corporation

Opinion

We have audited the accompanying combined financial statements of The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation (the “Business”), which comprise the combined balance sheets as of December 31, 2025 and 2024, and the related combined statements of income (loss), of changes in net parent investment and of cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Business and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Business’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Business’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

September 14, 2026

The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation

Combined Statements of Income (Loss)

	December 31,
(In millions)	2025	2024
Revenues and other income:
Sales and other operating revenues	$7,476	$7,496
Related party revenues	246	268
Income from equity method investment	7	6
Related party other income	6	6
Other income	3	3

Total revenues and other income	7,738	7,779

Costs and expenses:
Cost of revenues (excludes items below)	2,917	3,201
Related party cost of revenues	4,133	4,326
Depreciation and amortization	111	117
Selling, general and administrative expenses	167	152
Other taxes	20	18

Total costs and expenses	7,348	7,814

Income (loss) before income taxes	390	(35)
Provision for income taxes	101	(8)

Net income (loss)	$289	$(27)

The accompanying notes are an integral part of these Combined Financial Statements.

The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation

Combined Balance Sheets

	December 31,
(In millions)	2025	2024
ASSETS
Receivables	$34	$43
Related party receivables	4	3
Inventories	440	462

Total current assets	478	508
Equity method investment	162	166
Property, plant and equipment, net	858	910
Intangibles, net	46	43
Other noncurrent assets	25	26

Total assets	$1,569	$1,653
LIABILITIES
Accounts payable	$135	138
Related party payables	2	2
Payroll and benefits payable	26	25
Accrued taxes	142	133
Environmental obligations	46	114
Other current liabilities	3	4

Total current liabilities	354	416
Deferred income tax liabilities	53	33
Other long-term liabilities	23	28

Total liabilities	430	477
Commitments and contingencies (see Note 12)
EQUITY

Net parent investment	1,139	1,176

Total liabilities and equity	$1,569	$1,653

The accompanying notes are an integral part of these Combined Financial Statements.

The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation

Combined Statements of Cash Flows

	December 31,
(In millions)	2025	2024
Operating activities:
Net income (loss)	$289	$(27)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	111	117
Deferred income taxes	20	(8)
Share-based compensation expenses	7	6
Income from equity method investment	(7)	(6)
Distributions from unconsolidated affiliates	11	14
Changes in:
Receivables, net	8	(10)
Inventories	21	39
Accounts payable	(4)	(2)
Payroll and benefits payable	1	1
Accrued taxes	8	13
Environmental obligations	(68)	(88)
Other assets and liabilities	(3)	1
All other, net	5	4

Net cash provided by operating activities	399	54

Investing activities:
Additions to property, plant, and equipment and intangibles	(69)	(56)
Disposal of assets	2	—
Proceeds from asset sales	1	—
Net cash used in investing activities	(66)	(56)

Financing activities:
Net transfers from (to) Parent	(333)	2
Net cash used for financing activities	(333)	2

Net change in cash, cash equivalents and restricted cash	$—	—
Cash, cash equivalents and restricted cash at beginning of period	—	—

Cash, cash equivalents and restricted cash at end of period	$—	$—

Supplemental data
Cash paid during the year for:
Operating lease payments	2	2

The accompanying notes are an integral part of these Combined Financial Statements.

The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation

Combined Statements of Changes in Net Parent Investment

(In millions)	Total
Balance January 1, 2024	$1,195
Net loss	(27)
Net transfers from (to) Parent	8

Balance December 31, 2024	$1,176
Net income	289
Net transfers from (to) Parent	(326)

Balance December 31, 2025	$1,139

The accompanying notes are an integral part of these Combined Financial Statements.

Notes to Combined Financial Statements

1. Description of the Business and Basis of Presentation

Description of the Business

The accompanying Combined Financial Statements and notes present the Combined Statements of Income (Loss), Balance Sheets, Cash Flows, and Changes in Net Parent Investment of the Mandan and Saint Paul Park (“SPP”) refineries and accompanying refining logistics assets (“the Business,” “we,” or “our”) of Marathon Petroleum Corporation (“MPC” or “Parent”) and its midstream subsidiary MPLX LP (“MPLX”).

The Business operates as crude oil refineries within MPC’s mid-continent refining system. SPP, located in St. Paul Park, Minnesota, has a crude oil refining capacity of approximately 105,000 barrels per calendar day (“bpcd”) and processes sweet and heavy sour crude oils into gasoline, distillates, asphalt, propane, heavy fuel oil, natural gas liquids (“NGLs”), and petrochemicals, with distribution by truck, rail, and barge. The Mandan Refinery, located in Mandan, North Dakota, has a crude oil refining capacity of approximately 72,000 bpcd and processes primarily sweet domestic crude oil from North Dakota into gasoline, distillates, propane, heavy fuel oil, NGLs, and petrochemicals, with distribution by truck and rail. The combined crude oil refining capacity is approximately 177,000 bpcd.

The Business also owns a 17% interest in the Minnesota Pipe Line Company (“MPL”) along with Flint Hills Resources and Trof, Inc. MPL, transports crude oil to the Business’ SPP and Flint Hills Resources’ Pine Bend refineries.

Basis of Presentation

These Combined Financial Statements have been derived from the MPC consolidated financial statements and accounting records of MPC. These Combined Financial Statements include all majority-owned and controlled subsidiaries and reflect the combined historical results of operations, financial position and cash flows of the Business for the periods presented as historically managed within MPC in conformity with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements may not be indicative of the Business’ future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.

Transactions among components included within the Business have been eliminated and transactions with MPC, MPLX, and other affiliates outside of the Business have been retained as related party transactions in these Combined Financial Statements. Related party transactions between the Business and Parent have been settled through Net parent investment with the net effect reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net parent investment. Related party transactions between the Business and MPLX historically settled in cash have been reflected in the Combined Balance Sheets as Related party receivables and payables with the net effect reflected in the Combined Statements of Cash Flows as operating activities. See Note 4 for additional information. The Business’ investments in which the Business exercises significant influence but does not control and does not have a controlling financial interest are accounted for using the equity method.

Historically, MPC provided certain corporate functions to the Business and costs associated with these functions were allocated to the Business. These functions include, but are not limited to, executive management, legal, human resources, treasury, finance, accounting, internal audit, information technology, and the related benefit costs associated with such functions, such as stock-based compensation. The costs of such services were allocated to the Business based on direct usage when identifiable, with the remainder allocated on a pro rata basis using an applicable measure of income from operations, total assets, headcount, or other relative drivers applied to the relevant cost pools. The charges for these functions are deemed settled in cash by the Business to MPC in the period in which the costs were recorded within Selling, general and administrative expenses and Cost of revenues in the Combined Statements of Income (Loss). Management believes the basis on which the expenses have been allocated is a reasonable reflection of the utilization of services provided to, or the benefit received by, the Business during the periods presented; however, they may not be indicative of the actual expense that would have been incurred had the Business been operating as an independent company for the periods presented. Actual costs that may have been incurred if the Business had been an independent company could materially differ from the amounts allocated as the costs would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Management does not believe, however, that it is practicable to estimate what these expenses would have been for the periods presented had the Business operated as an independent company, including any expenses associated with obtaining any of these services from unaffiliated entities.

MPC utilizes a centralized treasury management function for financing its operations, with cash from MPC’s operating companies, including the Business, swept to shared MPC cash pooling accounts. The cash and cash equivalents held by MPC at the corporate level are not specifically identifiable to the Business and therefore have not been reflected in the Business’ Combined Balance Sheets. Cash transfers between the Parent and the Business are accounted for through Net parent investment.

The Combined Financial Statements include certain assets and liabilities that have historically been held at the Parent corporate level but are specifically identifiable or otherwise attributable to the Business. MPC’s third-party long-term debt and the related interest expense have not been allocated to the Business for any of the periods presented as the Business was not the legal obligor of such debt and the MPC borrowings were not directly attributable to the Business.

Current and deferred income taxes have been determined based on the stand-alone results of the Business; however, because the Business filed as part of MPC’s tax group in certain jurisdictions, the Business’ actual tax balances may differ from those reported. The Business’ portion of income tax expense is deemed to have been settled in the period the related tax expense was recorded.

Unless otherwise noted, all figures within the Combined Financial Statements are stated in U.S. Dollars (“USD”) and millions.

2.	Summary of Principal Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ materially from those estimates. Estimates are subject to uncertainties due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and affect items such as valuing identified intangible assets; evaluating impairments of long-lived assets and equity investments; establishing estimated useful lives for long-lived assets; estimating revenues, expense accruals and capital expenditures; valuing asset retirement obligations; recognizing equity-based compensation expense; and determining liabilities, if any, for environmental and legal contingencies.

Revenue Recognition

Revenue is measured based on consideration specified in a contract with a customer. The Business recognizes revenue when it satisfies a performance obligation by transferring control over a product or providing services to a customer.

The vast majority of the Business’ contracts contain pricing that is based on the market price for the product at the time of delivery. The Business’ obligations to deliver product volumes are typically satisfied and revenue is recognized when control of the product transfers to its customers. Concurrent with the transfer of control, the Business typically receives the right to payment for the delivered product, the customer accepts the product, and the customer has significant risks and rewards of ownership of the product. Payment terms require customers to pay shortly after delivery and do not contain significant financing components.

Revenues from services are recognized over time when the performance obligation is satisfied as services are provided in a series. The Business has elected to use the output measure of progress to recognize revenue based on the units delivered, processed or transported.

Taxes collected from customers and remitted to the appropriate taxing authority are excluded from revenue. See Note 10 for further information on Revenue.

Revenue and Expense Accruals

The Business routinely makes accruals based on estimates for both revenues and expenses due to the timing of compiling billing information, receiving certain third-party information and reconciling the Business’ records with those of third parties. The delayed information from third parties includes, among other things, actual volumes purchased, transported or sold, invoices for purchases, and other operating expenses. The Business makes accruals to reflect estimates for these items based on its internal records and information from third parties. Estimated accruals are adjusted when actual information is received from third parties and the Business’ internal records have been reconciled.

Cost Classifications

Cost of revenues consists of the cost of crude oil, other feedstocks, purchased refined products, the related in-bound freight and transportation costs, direct costs of labor, maintenance and services, utilities, property taxes, environmental compliance costs and other direct operating costs incurred in connection with the Business’ refining operations and logistics assets. These expenses exclude depreciation related to refining and logistics assets that are integral to the refinery production process, which is presented separately as Depreciation and amortization expense as a component of Cost and expenses on the Business’ Combined Statements of Income (Loss).

Accounts Receivables and Allowance for Expected Credit Loss

Receivables primarily consist of customer accounts receivable, which are recorded at the invoiced amount and generally do not bear interest. Allowances for expected credit losses are estimated and recognized at each reporting period and are recorded as provision for credit losses. The allowance for expected credit loss is the best estimate of the amount of expected credit losses over the contractual life of the receivables in customer accounts receivable. The Business reviews the allowance quarterly and past-due balances over 150 days are reviewed individually for collectability. Balances that remain outstanding after reasonable collection efforts have been unsuccessful are written off against the allowance when deemed uncollectible and a credit to accounts receivable. The Business does not have an allowance for expected credit loss as of December 31, 2025 or December 31, 2024.

Leases

Contracts with a term greater than one year that convey the right to direct the use of and obtain substantially all of the economic benefit of an asset are accounted for as right-of-use (“ROU”) assets and lease liabilities.

ROU asset and lease liability balances are recorded at the commencement date at present value of the fixed lease payments using a secured incremental borrowing rate with a maturity similar to the lease term because our leases do not provide implicit rates. The Business has elected to include both lease and non-lease components in the present value of the lease payments for all lessee asset classes with the exception of third-party contractor service and equipment leases. The lease component of the payment for the equipment asset classes is determined using a relative standalone selling price. Operating lease expense is recognized on a straight-line basis over the lease term.

Other noncurrent assets include right-of-use assets of $5 million and $6 million as of December 31, 2025 and 2024, respectively. Other current liabilities include current operating lease liabilities of $2 million and $2 million, and other long-term liabilities include noncurrent operating lease liabilities of $3 million and $4 million, as of December 31, 2025 and 2024, respectively.

Inventories

Inventories are carried at the lower of cost or net realizable value. Cost of inventories is determined primarily under the FIFO method. The method differs to that of the parent who uses LIFO. Management believes that this method is preferable as it improves comparability with a majority of the Business’ small and midsize refinery peers. Additionally, utilizing FIFO also reflects a more appropriate valuation of the assets as the users of the financial statements place a greater emphasis on the balance sheet and FIFO results in an inventory value that is more indicative of current market prices compared to LIFO.

No prior periods have previously been presented, and all periods reflect the application of FIFO. Because LIFO is applied at a consolidated level by MPC, and not at each location, it is not possible to determine what the amount of inventory would be on a LIFO basis for the combined entities and operations without undue cost and effort. See Note 6 for further information.

Investments

The Business holds an investment in an equity method investee. An equity investment is an investment in which the Business exercises significant influence but does not control and is not the primary beneficiary, are accounted for using the equity method and are reported in equity method investment on the accompanying Combined Balance Sheets. Differences in the basis of the investment and the net asset value of the investee, if any, are amortized into net income over the remaining useful lives of the underlying assets and liabilities, except for the excess related to goodwill. The equity method investment is evaluated for impairment whenever changes in the facts and circumstances indicate an other than temporary loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value. See Note 5 for further information on equity method investment held by the Business.

An equity investment without a readily determinable fair value includes ownership rights that do not provide the Business with control or significant influence. An equity investment without a readily determinable fair value is recorded at cost and adjusted for subsequent observable price changes as of the date that an observable transaction takes place.

Equity securities without a readily determinable fair value are measured at cost minus impairment and are reported within Other noncurrent assets on the Combined Balance Sheets and approximated $19 million and $19 million as of December 31, 2025 and 2024, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, generally 4 to 40 years for buildings, refinery, machinery and other equipment, and 4 to 30 years for other fixed assets. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset group and its eventual disposition is less than the carrying amount of the asset group, an impairment assessment is performed and the excess of the book value over the fair value of the asset group is recorded as an impairment loss.

When items of property, plant and equipment are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale.

Interest expense is capitalized for qualifying assets under construction. Capitalized interest costs are included in property, plant and equipment and are depreciated over the useful life of the related asset. See Note 7 for further information on property, plant and equipment.

Intangibles

Amortization of intangibles with definite lives is calculated using the straight-line method, which is reflective of the benefit pattern in which the estimated economic benefit is expected to be received over the estimated useful life of the intangible asset. Intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible may not be recoverable. If the sum of the expected undiscounted future cash flows related to the asset is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. See Note 8 for additional disclosures about our intangible assets.

Major Maintenance Activities

Costs for planned turnaround and other major maintenance activities are expensed in the period incurred. These types of costs include contractor repair services, materials and supplies, equipment rentals and our labor costs.

Pension and Other Postretirement Benefits

MPC-sponsored defined benefit plans

Many of the Business’ employees participate in defined benefit pension plans administered and sponsored by MPC. The Business does not record assets or liabilities to recognize the funded status of the plan because the Combined Financial Statements reflect the cost for these plans as if they were multi-employer plans. Costs are allocated to the Business. These costs reflect the Business’ employees’ proportionate share of total cost in MPC plans in which they participate as well as an allocation of MPC’s corporate cost for these plans. The Business was allocated service costs of $8 million and $8 million for the years ended December 31, 2025 and 2024, respectively, recorded within Cost of revenues and Selling, general and administrative expenses in the Combined Statements of Income (Loss).

Defined contribution plans

The Business also contributes to a defined contribution plan for eligible employees. Contributions to this plan totaled $7 million and $6 million in 2025 and 2024, respectively.

Environmental Costs

Environmental expenditures for additional equipment that mitigates or prevents future contamination or improves environmental safety or efficiency of the existing assets are capitalized. The Business recognizes remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with the completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted when the estimated amounts are reasonably fixed and determinable. If recoveries of remediation costs from third parties are probable, a receivable is recorded and is discounted when the estimated amount is reasonably fixed and determinable.

Asset Retirement Obligations

The fair value of asset retirement obligations is recognized in the period in which the obligations are incurred if a reasonable estimate of fair value can be made. The majority of the recognized asset retirement liability relates to conditional asset retirement obligations for removal and disposal of fire-retardant material from certain refining facilities. The remaining recognized asset retirement liability relates to other refining assets, certain pipelines and processing facilities and other related pipeline assets. The fair values recorded for such obligations are based on the most probable current cost projections. See Note 12 for further information on asset retirement obligations.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their tax bases. Deferred tax assets are recorded when it is more likely than not that they will be realized. The realization of deferred tax assets is assessed periodically based on several factors, primarily our expectation to generate sufficient future taxable income. See Note 9 for further information on income taxes.

Accrued Taxes

The Business is subject to federal, state, or local excise taxes and other transactional taxes based on the sale of products. The liabilities for such taxes are recognized in the period in which the related taxable transaction occurs and are included in Accrued taxes on the Combined Balance Sheets until remitted to the applicable taxing authority.

Share-Based Compensation

The fair value of restricted stock awards granted to our employees is determined based on the fair market value of our common stock on the date of grant. The fair value of performance awards granted to our employees is determined using a Monte Carlo valuation model, which is updated quarterly, with appropriate mark-to-market adjustments made.

Our share-based compensation expense is recognized based on management’s estimate of the awards that are expected to vest, using the straight-line attribution method for all service-based awards with a graded vesting feature. Awards expected to vest are estimated using the historical data of our own employees. If actual forfeiture results are different than expected, adjustments to recognized compensation expense may be required in future periods. Unearned share-based compensation is charged to equity when restricted stock awards are granted. Compensation expense is recognized over the requisite service period and is adjusted if conditions of the restricted stock award are not met. See Note 11 for further information on share-based compensation.

Concentrations of Risk

The Business has a concentration of transactions with customers in the same industry. For the periods ended December 31, 2025 and December 31, 2024, one customer accounted for approximately 12% and 10%, respectively, of the Business’ total revenues and other income. The remaining customers account for less than 10% of the Business’ total revenues and other income.

Environmental Credits and Obligations

In order to comply with certain regulations, specifically the Renewable Fuel Standards (“RFS”) requirements implemented by the Environmental Protection Agency (“EPA”) and the cap-and-trade emission reduction program and low carbon fuel standard implemented by state programs, the Business is required to reduce its emissions, blend certain levels of biofuels or obtain allowances or credits to offset the obligations created by the Business’ operations. In regard to each program, the Business records an asset to Environmental credits on the Combined Balance Sheets, for allowances or credits owned in excess of our anticipated current period compliance requirements. The asset value is based on the product of the excess allowances or credits as of the balance sheet date, if any, and the weighted average cost of those allowances or credits. The Business did not have environmental credits as of December 31, 2025 or December 31, 2024. The Business records a liability to Environment obligations on the Combined Balance Sheets, when there are deficient allowances or credits based on the product of the deficient amount as of the balance sheet date, if any, and either the fixed contract price or the market price of the allowances or credits as of the balance sheet date. The cost of allowances or credits used for compliance is reflected in Cost of revenues in the Combined Statements of Income (Loss). Any gains or losses on the sale or expiration of allowances or credits are classified as Other income on the Combined Statements of Income (Loss). The Business did not sell allowances or credits for the twelve months ended December 31, 2025 or December 31, 2024.

Environmental obligations on the Combined Balance Sheets approximated $46 million and $114 million as of December 31, 2025 and 2024, respectively. The environmental obligation value in each period is primarily impacted by the timing of receipt of exemption credits, the settlement timing of obligations and changes in renewable fuel standards requirements. The decrease was primarily due to the receipt of the Mandan small refinery exemption (SRE) credit for $114 million which was offset by an increase in obligations. The EPA approved the SRE for the 2023 and 2024 compliance periods in August 2025. The Business recognized the $114 million compliance credit in Cost of revenues for the year ended December 31, 2025 and reduced the Environmental obligation by $114 million as of December 31, 2025 in the Combined Statements of Income (Loss) and Combined Balance Sheets, respectively.

3.	Accounting Standards Recently Adopted

Recently Adopted

ASU 2023-01, Leases (Topic 842): Common Control Arrangements

The Financial Accounting Standards (“FASB”) issued this Accounting Standards Update (“ASU”) to amend certain provisions of Accounting Standards Codification (“ASC”) 842 that apply to arrangements between related parties under common control. The ASU amends the accounting for the amortization period of leasehold improvements in common-control leases for all entities and requires certain disclosures when the lease term is shorter than the useful life of the asset. During the first quarter of 2024, the Business adopted this ASU and it did not have a material impact on our financial statements or disclosures.

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures

In December 2023, the FASB issued this ASU to update income tax disclosure requirements to provide consistent categories and greater disaggregation of information in the rate reconciliation and to disaggregate income taxes paid by jurisdiction. The Business adopted this ASU in 2025 and applied the amendments on a retrospective basis. The enhanced income tax disclosures are presented in Note 9.

4.	Related Party Transactions

Transactions with MPC

Cash Management Agreement

The Business participates in MPC’s centralized treasury management function for financing its operations. MPC utilizes a centralized treasury management function for financing its operations, with all cash from its operating companies, including the Business, swept to shared MPC cash pooling accounts. Our net cash balance with MPC is included in Net parent investment on the Combined Balance Sheets, and the net cash activity is classified under financing activities on the Combined Statements of Cash Flows.

Trade Receivables Program

MPC participates in a trade receivables securitization program with a group of lenders. The trade receivables facility consists of certain of MPC’s wholly owned subsidiaries (“Originators”), including the Business, selling or contributing on an on-going basis all of the trade receivables generated by them (the “Pool Receivables”), together with all related security and interests in the proceeds thereof, without recourse, to another wholly owned, bankruptcy-remote special purpose entity (“BRSPE”), MPC Trade Receivables Company I LLC (“TRC”), in exchange for a combination of cash, equity and/or borrowings under a subordinated note issued by TRC to one or more of the Originators. MPC accounts for transfers under these securitization arrangements as sales because full title and ownership in the underlying receivables and control of the receivables is considered transferred and its assets are not available to MPC creditors. MPC wholly owns and therefore consolidates the BRSPE in its consolidated financial statements.

As the BRSPE is not owned or controlled by the Business, the activities of the BRSPE is not presented in the Combined Financial Statements of the Business. The Business receivables included within MPC’s trade receivables securitization program, and transferred to the BRSPE, was $206 million and $202 million as of December 31, 2025 and 2024, respectively. These receivables have been derecognized and removed from our Combined Balance Sheets at the date of transfer.

Allocation of Centralized Costs

The Combined Statements of Income (Loss) include expenses of certain centralized functions and other programs provided and/or administered by MPC and MPLX that are charged directly to the Business. The functions and programs provided by the Parent include, but are not limited to, general corporate expenses such as executive management, legal, human resources, treasury, finance, accounting, internal audit, information technology, and the related benefit costs associated with such functions, such as stock-based compensation. In addition, for purposes of preparing these

Combined Financial Statements, a portion of MPC’s total corporate general and administrative expenses have been allocated to the Business. These expenses have been allocated to the Business based on a pro rata basis using an applicable measure of income from operations, total assets, headcount, or other relative drivers applied to the relevant cost pools. Details on MPC programs included in the centralized allocations are included below. The table below presents a summary of centralized allocations to the Business from MPC:

	December 31,
(In millions)	2025	2024
Allocation of centralized costs:
Cost of revenues	$(2)	$13
Selling, general and administrative expenses	109	100

Total corporate allocations	$107	$113

Related Party Transactions

The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of MPC. Historically, the Business has entered into transactions with MPC and its affiliates in the ordinary course of its operations. The nature of these transactions are similar to those the Business enters into with third parties, which include but are not limited to, purchases of crude oil and feedstock and the sale of refined products. The table below summarizes sales and purchases between the Business and MPC that are included in the Combined Statements of Income (Loss):

	December 31,
(In millions)	2025	2024
Related party revenues	$230	$243
Related party cost of revenues	4,027	4,210

The table below summarizes the related party balances that have been included in the Combined Balance Sheets:

	December 31,
(In millions)	2025	2024
Related party receivables	$4	$3
Other noncurrent assets	1	1

Related party expenses consist primarily of Employee Service Agreement (ESA) charges and fees paid under co-location agreements. The Business has various employee service agreements with MPC under which the Business reimburses MPC for employee benefit expenses, along with the provision of operational and management services in support of both our crude oil and products logistics operations. The charges are classified as Related party cost of revenues or Selling, general and administrative expenses depending on the nature of the asset or activity with which the costs are associated. The table below summarizes the related party ESA expenses that have been included in the Combined Statements of Income (Loss):

	December 31,
(In millions)	2025	2024
Related party cost of revenues	$72	$78
Selling, general and administrative expenses	15	15

Net Transfers from (to) Parent

The net effect of transactions between the Business and MPC are included within Net transfers from (to) Parent in the Combined Statements of Cash Flows and within Net transfers from (to) Parent in the Combined Statements of Changes in Net Parent Investment. The components of Net transfers to Parent are as follows:

	December 31,
(In millions)	2025	2024
Transfers from (to) Parent
General financing activities	$(440)	$(111)
Allocation of centralized costs	107	113

Net transfers from (to) Parent in the Combined Statements of Cash Flows	(333)	2

Stock-based compensation expense	7	6

Net transfers from (to) Parent in the Combined Statements of Changes in Net Parent Investment	$(326)	$8

Other Non-MPC Related Party Transactions

Transactions with other related parties consists primarily of purchases of transportation services and other purchases from certain equity affiliates of the Business, which are included in Cost of revenues. The table below summarizes purchases with other related parties that have been included in the Combined Statements of Income (Loss):

	December 31,
(In millions)	2025	2024
Related party revenues	$16	$25
Related party cost of revenues	34	38

The table below summarizes payables with other related parties that have been included in the Combined Balance Sheets:

	December 31,
(In millions)	2025	2024
Related party payables	$2	$2

5. Equity Method Investment

The Business has equal influence as a joint interest partner in MPL and all significant decisions require the consent of the other investors without regard to economic interest. As such, we have determined that MPL should not be combined and applied the equity method of accounting with respect to the Business’ investment in MPL. The following table presents the Business’ equity method investment as of the dates indicated:

	Ownership as of	Carrying Value at December 31,
(In millions)	December 31, 2025	2025	2024
Minnesota Pipeline Company LLC	17%	162	166

Total		$162	$166

Summarized financial information for the Business’ equity method investment is as follows:

	December 31,
(In millions)	2025	2024
Income statement data:
Revenues and other income	$132	$146
Income from operations	79	85
Net income	42	41
Balance sheet data:
Current assets	$10	13
Noncurrent assets	365	383
Current liabilities	13	16

As of December 31, 2025 and December 31, 2024, the carrying value of the Business’ equity method investment exceeded the underlying net assets of its investees by $100 million and $102 million, respectively. The basis difference related to goodwill was $51 million as of each balance sheet date presented. There has been no recognized impairment as of December 31, 2025 and December 31, 2024.

6. Inventories

Inventories consist of the following:

	December 31,
(In millions)	2025	2024
Crude oil and other feedstocks	$103	$118
Refined products	247	268
Materials and supplies	90	76

Total inventories	$440	$462

7. Property, Plant and Equipment

Property, plant and equipment with associated accumulated depreciation is shown below:

The Business capitalizes interest as part of the cost of major projects during the construction period. Capitalized interest, totaled $6 million and $4 million for the twelve months ended December 31, 2025 and December 31, 2024, respectively.

		December 31,
(In millions)	Estimated Useful Lives	2025	2024
Land		$43	$43
Buildings, refinery, machinery & other equipment	4 - 40 years	1,668	1,643
Tanks	15 - 20 years	126	124
Vehicles	4 - 30 years	6	8
Construction-in-progress		76	45

Total property, plant and equipment		1,919	1,863

Less – accumulated depreciation		(1,061)	(953)

Total property, plant and equipment – net (a)		$858	$910

(a)	Includes finance leases of $2 million and $3 million as of December 31, 2025 and 2024, respectively.

8. Intangible Assets

The Business’ intangible assets are comprised of customer contracts and relationships, permits, and fuel supply arrangements. Customer contracts and relationships represented $38 million and $30 million and fuel supply arrangements represented $7 million and $9 million of Intangible assets, net as of December 31, 2025 and December 31, 2024, respectively. Gross intangible assets with accumulated amortization as of December 31, 2025 and December 31, 2024 is shown below:

	December 31,
(In millions)	2025	2024
Gross	$154	$143
Accumulated amortization(a)	(108)	(100)

Net	$46	$43

(a)

Amortization expense for twelve months ended December 31, 2025 and December 31, 2024 was $8 million and $7 million, respectively. $5 million and $4 million of amortization expense for the twelve months ended December 31, 2025 and December 31, 2024 respectively, is included in Sales and other operating revenues as it relates to specific performance obligations for customer contracts.

Estimated future amortization expense related to the intangible assets at December 31, 2025 is as follows:

(In millions)	Amount
2026	$9
2027	9
2028	8
2029	5
2030	4
Thereafter	11

9. Income Taxes

The components of income (loss) before income taxes are as follows:

	December 31,
(In millions)	2025	2024
Domestic	$390	$(35)

Income (loss) before income taxes	$390	$(35)

The provision for income taxes consisted of:

	December 31,
(In millions)	2025	2024
Current:
Federal	$61	$—
State and local	20	—
Deferred:
Federal	16	(6)
State and local	4	(2)

Income tax provision	$101	$(8)

A reconciliation of the federal statutory income tax rate to the effective tax rate applied to income before income taxes is as follows:

	December 31, 2025		December 31, 2024
	Amount	%	Amount	%
Federal statutory rate	$82	21.0%	$(7)	21.0%
State and local income taxes, net of federal income tax effects	19	4.9%	(2)	4.6%
Nontaxable or nondeductible items	—	0.0%	1	-2.3%

Income tax provision	$101	25.9%	$(8)	23.3%

Deferred tax assets and liabilities resulted from the following:

	December 31,
(In millions)	2025	2024
Deferred tax assets:
Employee benefits	$9	$8
Net operating loss carryforwards	—	12
Goodwill	103	122
Other	4	6

Total net deferred tax assets	116	148
Deferred tax liabilities:
Property, plant and equipment	(160)	(172)
Investments in subsidiaries and affiliates	(9)	(9)
Total deferred tax liabilities	(169)	(181)

Net deferred tax liabilities	$(53)	$(33)

The Business’ net deferred tax liabilities were classified in the Combined Balance Sheets as long-term liabilities for the periods ended December 31, 2025 and December 31, 2024.

At December 31, 2025, the Business had no remaining federal operating losses. At December 31, 2024, the Business had federal operating loss carryforwards of $47 million that carried forward indefinitely. At December 31, 2025, the Business had no remaining state operating losses. At December 31, 2024, the Business had state operating loss carryforwards of $36 million that would have expired starting in 2039.

As of December 31, 2025 and December 31, 2024, no valuation allowances have been recorded related to income taxes against the Business’ deferred tax assets.

The Business’ operations are subject to U.S. federal and state and local income taxes. In preparing these Combined Financial Statements, the Business has prepared its tax provision for operations following a separate return method. The separate return method applies ASC 740 to the Combined Financial Statements on the basis the Business was a separate taxpayer. As a result, the tax treatment of certain items reflected in the Combined Financial Statements may not be reflected in the consolidated tax returns of Parent. Therefore, such items as net operating losses, credit and other similar loss carryforwards, and other deferred taxes may exist in the Combined Financial Statements that may not exist or will differ from the amounts reported in Parent’s consolidated tax return.

As of December 31, 2025 and December 31, 2024, the Business has no unrecognized tax benefits.

10. Revenue

Disaggregation of Revenue

The following tables represent a disaggregation of revenue for the twelve months ended December 31, 2025 and December 31, 2024:

	December 31,
(In millions)	2025	2024
Product and other revenues:
Gasoline	$3,786	$3,950
Distillates	2,785	2,731
Crude oil	461	276
Asphalt	238	269
Propane	96	117
NGLs and petrochemicals	71	103
Heavy fuel oil	20	32
Others	19	18

Sales and other operating revenues	7,476	7,496
Gasoline	9	—
Distillates	4	18
Crude oil	13	—
Asphalt	68	68
Propane	—	7
NGLs and petrochemicals	103	114
Heavy fuel oil	48	57
Others	1	4

Related party revenues	246	268
Other income:
Income from equity method investment	7	6
Related party other income	6	6
Other income	3	3

Total revenues and other income	$7,738	$7,779

We do not disclose information on the remaining performance obligations for any contract with expected duration of one year or less at inception. As of December 31, 2025, we do not have remaining performance obligations that are material to future periods.

11. Share-Based Compensation

MPC employees are eligible to participate in MPC’s share-based and other award programs. The awards issued under the plan consist primarily of restricted stock units (RSUs). Shares issued as a result of awards granted under these plans are funded through the issuance of new MPC common shares.

Total share-based compensation expense for employees who exclusively support the Business’ operations was $1 million and $1 million for the years ended December 31, 2025 and December 31, 2024, respectively. Total share-based compensation expense allocated to the Business for corporate and shared employees was $6 million and $5 million for the years ended December 31, 2025 and December 31, 2024, respectively. Share-based compensation expense is recognized within Selling, general and administrative expenses in our Combined Statements of Income (Loss).

The tax benefit recognized for stock awards was $2 million and $3 million for the years ended December 31, 2025 and December 31, 2024.

Share-based compensation expense for corporate or shared employees was allocated to the Business based on revenue as the allocation driver.

12. Commitments and Contingencies

The Business is the subject of, or a party to, pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Some of these matters are discussed below. For matters for which the Business has not recorded a liability, the Business is unable to estimate a range of possible loss because the issues involved have not been fully developed through pleadings, discovery or court proceedings. However, the ultimate resolution of some of these contingencies could, individually or in the aggregate, be material.

Environmental Matters

The Business is subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for non-compliance.

As of December 31, 2025, and December 31, 2024, accrued liabilities for remediation totaled $5 million and $6 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties, if any, that may be imposed.

The Business is involved in environmental enforcement matters arising in the ordinary course of business. While the outcome and impact to the Business cannot be predicted with certainty, management believes the resolution of these environmental matters will not, individually or collectively, have a material adverse effect on its results of operations, financial position or cash flows. The pending environmental matters are: United States EPA v. St. Paul Park Refinery (date instituted January 9, 2024) and Department of Justice Environment and Natural Resources Division (DOJ) v. Mandan Refinery (date instituted March 5, 2025). At this stage, the ultimate outcome of these matters remains uncertain, and neither the likelihood of an unfavorable outcome nor the ultimate liability, if any, can be determined.

Asset Retirement Obligations

The Business’ short-term retirement obligations were $1 million and $1 million as of December 31, 2025 and December 31, 2024, respectively, and are included in Other current liabilities in our Combined Balance Sheets. The long-term asset retirement obligations were $8 million and $8 million as of December 31, 2025 and December 31, 2024, respectively, which are included in Other long-term liabilities in our Combined Balance Sheets.

13. Subsequent Events

On August 31, 2026, the Environmental Protection Agency (EPA) granted a partial small refinery exemption (SRE) for the 2025 compliance period to MPC for the Mandan refinery. The partial exemption is for 50% of the 2025 renewable fuel standards (RFS) obligation at the Mandan refinery and is estimated to result in a reduction of the RFS obligated volumes of 66 million gallons. As the exemption notification was received subsequent to the periods presented, an adjustment has not been recorded in the accompanying Combined Financial Statements.

The Business has evaluated subsequent events from the balance sheet date through September 14, 2026, the date these financial statements were available to be issued.